Exhibit 14 (a)

Consent of the independent auditors

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-65972, No. 33-80027, No. 333-91287, No. 333-70215, No. 333-91289, No. 333-39204, No. 333-75542, No. 333-87852 and No. 333-104104) and in the registration statement on Form F-3 (No. 333-4582 and 333-90686) of Koninklijke Philips Electronics N.V. of our report dated February 6, 2004, relating to the consolidated balance sheets of Koninklijke Philips Electronics N.V. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, included in the December 31, 2003 annual report on Form 20-F of Koninklijke Philips Electronics N.V.

Eindhoven, The Netherlands February 23, 2004	/s/ KPMG Accountants N.V. KPMG ACCOUNTANTS N.V.

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